Exhibit 10.6

TERMINATION, STANDSTILL AND MUTUAL RELEASE AGREEMENT

This Termination, Standstill and Mutual Release Agreement (this “Agreement”) is entered into as of July 23, 2026 (the “Termination Date”), by, between, and among BNB Plus Corp., a Delaware corporation formerly known as Applied DNA Sciences, Inc. (“BNBX” or the “Company”), on the one hand, and Mr. JR Pasch, Mr. Joshua Kruger and Mr. Patrick Horsman (together, the “Cypress Principals”), Cypress Management LLC, a Puerto Rico limited liability company (the “Cypress Strategic Advisor”) and Cypress LLC, a Puerto Rico limited liability company (“Cypress Digital” and, together with the Cypress Principals and the Cypress Strategic Advisor, the “Cypress Parties”). Collectively, the Company and the Cypress Parties will be referred to as the “Parties.”

WHEREAS, on or about September 29, 2025, BNBX and the Cypress Strategic Advisor entered into a Strategic Advisor Agreement (the “SA Agreement”);

WHEREAS, on or about September 29, 2025, BNBX and Cypress Digital entered into a Strategic Digital Assets Services Agreement (the “Digital Services Agreement”);

WHEREAS, on or about October 1, 2025, BNBX and Patrick Horsman (“Horsman”), entered into a Consulting Agreement (the “Horsman Consulting Agreement”);

WHEREAS, on or about October 3, 2025, BNBX issued, pursuant to the terms of the SA Agreement Series E-1 warrants to purchase 1,986,634 shares of the common stock of BNBX, par value $0.001 per share (“Common Stock”) to the Cypress Strategic Advisor (the “Advisory Warrants” and, together with the SA Agreement, the Digital Services Agreement and the Horsman Consulting Agreement, the “Cypress Agreements”);

WHEREAS, in addition to the Advisory Warrants, certain Cypress Parties are, collectively, current holders of 225,906 shares of common stock of BNBX and 225,906 Series E Warrants to purchase common stock of BNBX received in connection with their investments into the BNBX securities offering consummated in September, 2025 and on the same basis as other investor-participants in such offering (collectively, the “Cypress Investments”);

WHEREAS, BNBX and the Cypress Parties, together constituting all of the parties to the Cypress Agreements, now desire to terminate the Cypress Agreements, effective as of the Termination Date, pursuant to the provisions set forth herein.

WHEREAS, in connection with the termination of the Cypress Agreements, and without any admission of liability or wrongdoing, nor any admission that there was not liability or wrongdoing, the Parties desire to fully and forever settle any and all claims that could have been brought in litigation, arbitration or otherwise, as well as any further such claims between the Parties and anyone claiming by, through, or under the Parties;

NOW, THEREFORE, in consideration of the recitals set forth above and the promises contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1TERMINATION

1.1

The Parties hereby agree that each of the Cypress Agreements are deemed terminated effective as of the Termination Date, with no further action required by any Party. As of the Termination Date, the Cypress Agreements will have no further force or effect and the Parties will have no further rights or obligations under the Cypress Agreements.

2TERMINATION PAYMENT

2.1

Cash Payment and Timing. In consideration of execution by the Cypress Parties of this Agreement, BNBX shall pay to the Cypress Parties in accordance with instructions delivered pursuant to Section 2.2 below, an aggregate sum of $1,000,000.00 U.S. Dollars (the “Cash Payment”) as follows: (i) $500,000 on the Termination Date; and (ii) commencing on the first business day following the Termination Date and, subject to Section 12.4, continuing for one year thereafter, BNBX shall make monthly installment payments to the Cypress Parties, collectively and not severally, of the remainder of the Cash Payment, each in an amount equal to one-twelfth thereof (the “Installment Payments”). Each Installment Payment shall be rounded to the nearest whole cent, and the final Installment Payment shall be increased or decreased, as applicable, by an amount equal to the cumulative rounding difference between the sum of all Installment Payments actually paid and the remaining balance of the Cash Payment, such that the aggregate of all Installment Payments equals the full remaining balance of the Cash Payment without shortfall or excess.

2.2

Bank Information. Each Installment Payment shall be made on the last day of the applicable month (other than in the case of the initial Installment Payment, which shall be made on the first business day following the Termination Date) in immediately available funds by wire transfer to the account holder and in accordance with the wire instructions set forth on Schedule 2.2 attached hereto and incorporated herein. No change in such wire information shall be effective unless in writing, signed, and confirmed through oral communication between the representative for the Parties designated for such Purpose on Schedule 2.2 or, if such representative is not available, between the chief executive officer or president (or equivalent) of BNBX and all of the Cypress Parties.

2.3

No Other Payments. BNBX shall not be responsible for payment of any amounts to any of the Cypress Parties other than the Cash Payment, and BNBX shall not be responsible or have any liability in respect of any allocation of the Cash Payment between or among the Cypress Parties. Payment of any Installment Payment in accordance with instructions delivered to this Section 2 shall be deemed payment to all Cypress Parties of such Installment Payment. Without limiting the generality of the provisions of Section 4, the Cypress Parties acknowledge and agree that the Cash Payment, together with the other consideration provided under this Agreement, is accepted in full and final satisfaction of, and supersedes, any right to liquidated damages or other termination compensation under the Cypress Agreements or otherwise, and the Cypress Parties expressly and irrevocably waive, release, and forever discharge any claim to such liquidated damages or termination compensation, whether or not such claim would otherwise survive termination of the Cypress Agreements.

2.4

Taxes. Each Party shall be responsible for its own respective duties, taxes, or levies to which it is subject by any jurisdiction as a result of any payment or issuance pursuant to this Agreement or the Cypress Agreements or as otherwise contemplated hereunder. The Company shall have no liability to any Cypress Party in respect of the tax treatment or other characterization of such Cypress Party in respect of any payment or other amount received pursuant hereto or in connection with the Cypress Agreements.

2.5

Payment Obligations Unconditional and Irrevocable. Subject to Section 12.4, BNBX’s payment obligations to the Cypress Parties are unconditional and irrevocable. Under no circumstances shall BNBX be permitted to assert that any action or inaction by any Cypress Party, occurring or having been discovered before or after execution of this Agreement, or any action or inaction of any other person, triggers or confers a right by BNBX to suspend, cancel, forestall, delay, rescind, or set-off any obligation to make payment to the Cypress Parties set forth in Paragraph 2.1.

2.6

Payment Default. Subject to Section 12.4, in the event BNBX fails to timely remit any payment enumerated in Section 2.1, such failure shall be a “Payment Default.” BNBX shall be entitled to a Notice of Payment Default via email with a 10-business day right to cure any such Payment Default. If BNBX fails to cure a Payment Default within 10 business days (the “Cure Period”), BNBX shall be in breach of this Agreement. In the event of BNBX’s breach of this Agreement due to a Payment Default, BNBX shall automatically owe the Cypress Parties, collectively and not severally, and must pay to the Cypress Parties a “Default Fee” of USD one million two hundred fifty thousand dollars ($1,250,000), reduced by the aggregate amount of all Installment Payments previously paid by BNBX to the Cypress Parties pursuant to Section 2.1 prior to the date of such Payment Default. In such circumstance, one or more of the Cypress Parties shall be entitled to summary and unqualified entry of final judgment in the amount of the Default Fee as a “Hammer Provision.” In any action by any Cypress Party to recover a Default Fee from BNBX including any proceeding for entry of the final judgment described in the foregoing sentence or for enforcement thereof, the Company waives all defenses other than an assertion that payment was timely made or that an arbitration award under Section 12.4.1 finding an uncured Cypress Non-Compliance was issued before the date the payment in question became due. In such action, if it is determined that a Payment Default did not occur, or that BNBX’s non-payment was excused by an arbitration award as described in the preceding sentence, BNBX shall not be liable for the Cypress Parties’ costs or attorneys’ fees. Otherwise, BNBX shall be liable for the Cypress Parties’ costs and reasonable attorney’s fees incurred related to such Payment Default or ensuing litigation. If BNBX fails to cure a Payment Default within sixty (60) days after expiration of the Cure Period the Cypress Parties’ obligations under Section 10 (Standstill) shall automatically terminate; provided such a Payment Default shall not release, terminate, suspend, or otherwise affect any other obligation of the Cypress Parties under this Agreement, including, without limitation the releases granted in Section 4, the Covenant Not to Sue in Section 4.4, the Non-Disparagement obligations in Section 4.5, and the Non-Interference obligations in Section 5.

3RESCISSION AND MOdification of WARRANT INSTRUMENTS ISSUED BY BNBX; PRIVATE PLACEMENT

3.1

Rescission. Each of the Parties hereby agrees that 695,322 Advisory Warrants are rescinded in all respects, in consideration of the matters contemplated hereunder (the “Rescinded Warrants”). The Cypress Strategic Advisor and/or Cypress Parties, as the case may be, hereby agrees to transfer to BNBX any certificates representing the Rescinded Warrants with a duly endorsed proxy and sign any other documentation reasonably requested by BNBX to document and confirm such irrevocable surrenders and hereby grants to BNBX a full irrevocable proxy, coupled with an interest, to effect such recission.

3.2

Warrant Modification. Each of the Parties hereby agrees that the remaining 1,291,312    Advisory Warrants are deemed permanently modified and amended in accordance with Schedule 3.2, effective as of the Termination Date.

3.3	Private Placement.
3.3.1

As additional consideration for the execution by the Cypress Parties of this Agreement and the other matters contemplated herein, including without limitation the releases provided in Section 4, subject to the terms and conditions of this Agreement, the Company will issue and deliver to the Cypress Parties, collectively and not severally, in addition to the Cash Payment, an aggregate of 200,000 shares of Series B-1 Convertible Preferred Stock of BNBX (the “Private Placement”), such shares to be allocated in accordance with written instructions provided to BNBX by the Cypress Parties. The shares constituting the Private Placement shall be issued and delivered to the Cypress Parties in twelve (12) equal monthly installments of 16,666 shares (with any remaining shares issued in the final installment), commencing one month from the Termination Date and continuing on the same day of each succeeding month until the aggregate amount of the Private Placement has been fully issued (the “Private Placement Installment Payments” and together with the Installment Payments, the “Settlement Installment Payments”).

3.3.2

The obligations of the Company in connection with the Private Placement will be subject to customary closing conditions, including but not limited to the accuracy of representations and warranties by the Cypress Parties as of the Termination Date and the date of issuance, availability of exemption from registration, surrender of certificates representing the Advisory Warrants to the Company, any required Company or third party consents or waivers, and absence of liens and other encumbrances on the Advisory Warrants, and timely execution and delivery by the Cypress Parties of applicable subscription agreements or registration rights agreements (or joinders) and such other instruments or agreements as may be reasonably requested by the Company. Each of the Cypress Parties acknowledge that they have not relied on any representation or statement of the Company, nor any of its officers, directors, employees, strategic advisors, or agents, regarding the present or future value of the securities to be issued in the Private Placement.

3.4	Further Actions.
3.4.1

Following the Termination Date, the Parties will cooperate in good faith to remove the Cypress Parties, as promptly as reasonably practicable and legal, from any ongoing management, governance, consulting or other associations with BNBX, including any such associations arising from or otherwise connected with the Cypress Agreements or otherwise, including (i) on or prior to the Termination Date, each of the Cypress Principals delivering to BNBX a resignation effective as of the Termination Date from any and all positions with BNBX or its Affiliated Persons including but not limited to positions as directors or officers and (ii) removing the Cypress Parties from the business records and accounts associated with BNBX (other than with respect to those records and accounts required for the Cypress Investments). As an example, the Parties will cooperate in good faith to remove the Cypress Parties from any BNBX accounts. BNBX shall not be required to make any payments, beyond advancing an ordinary administrative fee to unaffiliated third parties, to remove the Cypress Parties from any association with BNBX.

3.3.2

Following the Termination Date and upon reasonable prior notice, the Cypress Parties will provide such information (including responding to requests from the Company’s executive officers, auditors, legal counsel and other outside advisors) as may be reasonably required by the Company in connection with any financial, tax or regulatory reporting or other matter in respect of which any Cypress Party was involved prior to the Termination Date.

3.3.3

Following the Termination Date, the Company and any of the individual Cypress Parties, may mutually elect, in furtherance of the creation of Company shareholder value, to enter into written agreements in respect of the provision of future services to the Company; provided that any such agreement shall not bind any other Cypress Party or modify any of the obligations hereunder to any non-signatory Cypress Party.

4MUTUAL RELEASES

4.1

Timing of Releases, Identities of Releasors, and Related Representations. The Parties agree that the releases will take effect on the Termination Date (the “Release Date”). The Parties’ releases will be given on behalf of themselves, and their respective subsidiaries and other controlled affiliates, and their respective spouses, beneficiaries, successors, heirs, and assigns (collectively, their “Affiliated Persons”).

4.1.1

The Cypress Parties represent that they and their members, managers, officers and board members are not aware of any claims threatened, proposed, stated, or intended to be filed by any person against BNBX. BNBX represents that it, and its officers and board members and strategic advisors, are not aware of any claims threatened, proposed, stated or intended to be filed by any person against the Cypress Parties relating to the claims contemplated in this Section 4.

4.1.2

The Parties and their Affiliated Persons will be referred to herein as the “Releasors.” BNBX and its Affiliated Persons, will be referred to herein as the “Company Releasors.” The Cypress Principals and the other Cypress Parties, and their respective Affiliated Persons, will be referred to herein as the “Cypress Releasors.” For Company Releasors, the Cypress Parties and their respective Affiliated Persons shall constitute the adverse Parties. For Cypress Releasors, BNBX and its Affiliated Persons shall constitute the adverse Parties.

4.1.3

Each of the respective Company Releasors, on the one hand, and Cypress Releasors, on the other hand, shall not encourage any third parties to file a charge, complaint, grievance, claim, or demand for arbitration in any forum against the adverse Parties, provided, however, that nothing in this Agreement shall prohibit any Releasor(s) from communicating with any government agency or otherwise truthfully responding to a court order or other compulsory process of law. The Company Releasors, on the one hand, and the Cypress Releasors, on the other hand, represent that each of them is unaware of any plan by a third party to bring any claim, arbitration, suit, action, or other proceeding against the adverse Parties.

4.2

Mutual Releases. Except for any claims for breach of this Agreement, the Releasors, inclusive of the Cypress Parties and the Company, hereby (as of the Release Date) irrevocably, unconditionally, and respectively release, acquit, hold harmless, and forever discharge: (a) the adverse Parties and (b) such Parties’ respective past, current, and future directors, owners, officers, employees, managers, members, principals, partners, shareholders, corporate affiliates, guarantors, agents, consultants, representatives, successors, heirs, assigns, investors, strategic advisors, subsidiaries, and attorneys (the “Released Entities and Persons”), from any and all claims, causes of action, demands, liability, losses, damages, legal fees, expenses, costs and any other claims of compensation or other rights or liability whatsoever, known or unknown, suspected or unsuspected, in law or equity (collectively “Claims”) that are based upon, arise out of, or in any way relate to: (1) the Cypress Agreements; (2) the conduct of restructuring or settlement negotiations before the Termination Date (except for representations and obligations expressly included in the Agreement); (3) any investment or restructuring transaction involving BNBX; and (4) any actions or omissions by BNBX, its Affiliated Persons, in connection with each of the foregoing. For the avoidance of doubt, the released claims include but are not limited to breach of contract, corporate waste, non-compliance with applicable government or quasi-government regulations, tortious interference with contract, and tortious interference with expectation of economic advantage. Each Cypress Party acknowledges that: (i) it has read and understands this release; and (ii) it has not assigned or transferred any of the released claims to any third party.

4.3

Unknown Claims. The releases in this Section 4 extend to claims that the Releasors do not know or suspect to exist in their favor, which if known by them, would have materially affected their decision to enter into the applicable release. The Releasors, on behalf of themselves and their Affiliated Persons, hereby acknowledge and expressly waive the provisions of section 1542 of the California Civil Code (and all similar provisions in other jurisdictions), which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

4.4

Covenant Not To Sue. Each Cypress Party, on behalf of itself and its Affiliated Persons, hereby covenants and agrees that it will not, directly or indirectly, commence, prosecute, or participate in any action, suit, proceeding, charge, complaint, or claim against any Company Releasor or Released Entity or Person with respect to any Claim released pursuant to Section 4.2. For the avoidance of doubt, this Section 4.4 does not waive any rights of any Cypress Party as it relates to a Payment Default under Section 2.6.

4.5	Non-Disparagement. Without limiting the generality of Section 10.1.8, the Parties agree that they will not disparage any adverse Party, through any means or channels whatsoever.
4.6

Injunctive Relief for Non-Disparagement. Each Party acknowledges that a breach of Section 4.5 would cause irreparable harm to the other Party for which monetary damages would be inadequate, and agrees that the non-breaching Party shall be entitled to seek injunctive relief, without the necessity of posting any bond or other security, in addition to any other remedies available at law or in equity.

5NON-INTERFERENCE

5.1

Both Parties agree that for a period of thirty-six (36) months immediately following the Termination Date, the Cypress Parties shall not, collectively or individually, directly or indirectly whether on their own behalf or on behalf of another, solicit, induce or encourage any customer, client, vendor, distributor, supplier, licensor, licensee or strategic partner of the Company to (x) terminate or adversely alter such person’s commercial relationship with the Company, or (y) to cease doing business with the Company; or (z) otherwise interfere with the commercial relationship between any such person and the Company.

5.2

Each Cypress Party acknowledges that the restrictions contained in this Section 5 are reasonable and necessary to protect the legitimate business interests of the Company, that the Company would not have entered into this Agreement absent such restrictions, and that the restrictions do not impose an undue hardship on the Cypress Parties.

6.PROVISION OF COMPANY INFORMATION AND ACCESS

Concurrent with the execution hereof, the Cypress Parties will provide to BNBX with all login, access or other digital permission necessary to access any and all Company records and access to other information related to BNBX.

7NO ADMISSION OF LIABILITY OR NON-LIABILITY

By entering into this Agreement, none of the Parties admits any fault, injury, harm, wrongdoing, liability, or the truth of any allegation relating to any legal dispute or in any other papers relating to any legal dispute, nor that the Agreement in any way reflects or constitutes an admission of liability or wrongdoing by any Party in any respect. Similarly, by entering into this Agreement, none of the Parties admits to the lack of any fault, injury, harm, wrongdoing, or liability by other Parties, nor that the Agreement in any way reflects or constitutes an admission of the lack of liability or wrongdoing by any Party in any respect.

8REPRESENTATIONS

8.1	Company Representations.
8.1.1

BNBX, on behalf of itself and its Affiliated Persons, represents and warrants that it has all the rights to grant the releases, covenants, and other rights of the full scope set forth herein both on its own behalf and on behalf of its Affiliated Persons.

8.1.2

BNBX, on behalf of itself and its Affiliated Persons, represents and warrants that:  (i) other than the claims released by this Agreement, they are unaware of any claim that they or their board members, corporate affiliates, and/or subsidiaries hold against the Cypress Releasors; and (ii) neither they, their officers in their capacity as such, their board members, or their subsidiaries, successors, heirs, or assigns will participate directly in any transaction or series of transactions where the intent or effect of the transaction(s) is (or was) to undermine the releases given under this Agreement.

8.1.3	BNBX, on behalf of itself and its Affiliated Persons, represents and warrants that, once fully executed, this Agreement represents a valid and binding obligation on BNBX and its Affiliated Persons.
8.2	Cypress’s Representations.
8.2.1

Each of the Cypress Parties, on behalf of itself and its Affiliated Persons, represents and warrants that, as of the date of this Agreement, except for the Advisory Warrants, Cypress Investments and the Series B-1 Preferred Stock received under this Agreement, none of the Cypress Parties or their respective Affiliated Persons, individually or collectively, has any other Beneficial Ownership of any Voting Securities;

8.2.2

Each of the Cypress Parties, on behalf of itself and its Affiliated Persons, represents and warrants that it has all the rights to grant the releases, covenants and other rights of the full scope set forth herein both on its own behalf and on behalf of its Affiliated Persons.

8.2.3

Each of the Cypress Parties, on behalf of itself and its Affiliated Persons, represents and warrants that:  (i) other than the claims released by this Agreement, they are unaware of any claim that they or their board members, corporate affiliates, and/or subsidiaries hold against the Company Releasors; and (ii) neither they, their officers in their capacity as such, their board members, or their subsidiaries, successors, heirs, or assigns will participate directly in any transaction or series of transactions where the intent or effect of the transaction(s) is (or was) to undermine the releases given under this Agreement.

8.2.4

Each of the Cypress Parties, on behalf of itself and its Affiliated Persons, represents and warrants that, once fully executed, this Agreement represents a valid and binding obligation on such Cypress Party and its Affiliated Persons.

8.2.5

Each Cypress Party acknowledges and agrees that the consideration provided under this Agreement, including the Cash Payment and the Private Placement, constitutes good, valuable and sufficient consideration for all covenants, releases, representations and warranties given by the Cypress Parties hereunder, and that such consideration is not subject to any claim of failure of consideration or inadequacy of consideration.

8.2.6

Each Cypress Party acknowledges and agrees that the restrictions and covenants contained in this Agreement, including without limitation Section 10, are reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement absent such restrictions, and that the restrictions do not impose an undue hardship on the Cypress Parties.

8.2.7

Each Cypress Party further agrees that in the event any restriction contained in this Agreement, including without limitation Section 10, is held to be unenforceable by a court of competent jurisdiction, such court may modify the scope, duration, or geographic area of such restriction to the minimum extent necessary to make it enforceable, and as so modified, such restriction shall be enforced.

8.2.8

The Company represents and warrants that: (a) it is not relying on any representations, warranties, or statements made by or on behalf of any Cypress Party except as expressly set forth in this Agreement.

8.3	Corporate Representations.

8.3.1For any business or entity signatories to this Agreement, each business or entity represents and warrants that: (a) all corporate action necessary for the authorization, execution and delivery of this Agreement by that corporation or entity and the performance of its obligations hereunder has been taken; (b) each person whose signature appears hereon warrants and guarantees that he or she has been duly authorized and has full authority to execute this Agreement on behalf of the listed corporation or entity.

8.3.2Each Cypress Party represents and warrants that: (a) it is not relying on any representations, warranties, or statements made by or on behalf of the Company or any Company Releasor except as expressly set forth in this Agreement.

9CONFIDENTIALITY

9.1

Except as provided in the last sentence of this Section 9.1, no Parties or their agents acting in such capacity shall directly or indirectly issue any press releases or make statements to the media, at a public forum, or an industry conference about this

Agreement, or the matters underlying it. In response to media inquiries or other non-private inquiries about the Agreement, any dispute or resolution thereof, or the other Parties, except as required by law, the Parties, the additional signatories, and their respective board members, directors, managers, officers and employees while serving in such capacity may provide only limited responses, along the lines of “we have terminated the Cypress Agreements,” without providing or characterizing the terms of this Agreement. Notwithstanding the foregoing, the Company may make all required regulatory filings and may issue a press release or other public statement regarding the matters described in this Agreement, which press release shall be subject to reasonable review and comment by the Cypress Parties, and any Party may thereafter refer to and repeat the substance of such press release without further consent.

9.2

In addition, each Party, each signatory, and their respective employees, board members, directors, managers, and officers shall otherwise keep the financial terms of this Agreement, and the negotiations in connection with the financial terms of this Agreement, strictly confidential and shall not disclose the financial terms of this Agreement or the negotiations of the financial terms of this Agreement to any third party without the prior written consent of the other Parties. Notwithstanding the foregoing, this Agreement may be disclosed in the following limited circumstances: (a) as required by law; (b) as required during the course of litigation, arbitration or any legal proceeding and subject to a court order or protective order, provided that any production will be accompanied by an effort to seal such information or to designate it “RESTRICTED - ATTORNEY’S EYES ONLY” if available, or “CONFIDENTIAL” if only that designation is available, with fourteen (14) days’ advance notice to the other Parties so that they can register or file any objection; (c) to a Party’s directors, board members, employees, managers, officers, or legal counsel who have a legitimate business reason to know about the Agreement, who are apprised of the confidential nature of the Agreement and of the negotiations in connection with this Agreement and all of the restrictions in this Agreement, and who are bound by written agreements or undertaking to written policies (or in the case of legal counsel, ethical duties) respecting protection of confidentiality in the manner set forth in this Agreement or other similarly restrictive confidentiality terms; (d) to a Party’s accountants, tax advisors, auditors, banks, existing or prospective investors, insurers or other financing entities and their advisors who have a legitimate business reason to know about the Agreement, who are apprised of the confidential nature of the Agreement and of the negotiations in connection with this Agreement and all of the restrictions in this Agreement, and who are bound by written agreements or undertaking to written policies (or in the case of professional advisors, ethical duties) respecting protection of confidentiality in the manner set forth in this Agreement or other similarly restrictive confidentiality terms; (e) to a counterparty or potential transferee in connection with a prospective merger, acquisition, financing, investment or similar transaction, or a proposed license, sale, or transfer of rights provided that the counterparty or potential transferee in question is apprised of the confidential nature of the Agreement and of the negotiations in connection with this Agreement and all of the restrictions in this Agreement, and is bound by a written agreement or undertaking to written policies respecting protection of confidentiality in the manner set forth in this Agreement or other similarly restrictive confidentiality terms; (f) for purposes of disclosure in connection with Accounting Principles Generally Accepted in the United States and any other accounting principles, rules or regulations, the Securities and Exchange Act of 1934, as amended, the

Securities Act of 1933, as amended, and any other reports or filings, reports, or disclosures that may be required under applicable laws or regulations; (g) to actual or potential indemnitors or indemnitees; and (h) in connection with the enforcement of this Agreement or any rights hereunder, provided that such use of the Agreement in connection with its enforcement will be accompanied by an effort to seal the financial terms of the Agreement and financial information derived therefrom or to designate it “RESTRICTED - ATTORNEY’S EYES ONLY” if available, or “CONFIDENTIAL” if only that designation is available, with when reasonably practicable fourteen (14) days’ advance notice to the other Parties so that they can register or file any objection.

10	STANDSTILL
10.1

From the Termination Date until September 29, 2030 (such period, the “Standstill Period”), so long as the Company is in compliance with its payment obligations per Section 2 of this Agreement, and further subject to Section 12.4, none of the Cypress Parties shall, directly or indirectly, and each member of the Cypress Parties shall cause each of its controlled Affiliated Persons not to, directly or indirectly:

10.1.1

solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), it being agreed that references to Exchange Act provisions or other provisions of securities law shall refer to such provisions as in effect on the date hereof) in or assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than (i) such encouragement, advice or influence that is consistent with the recommendation of the Company’s board of directors in connection with such matter or (ii) voting any such Voting Securities in accordance with the terms of this Agreement);

10.1.2

knowingly encourage, advise or influence any other person or knowingly assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote any shares of the Voting Securities or in conducting any type of referendum with respect to the Voting Securities (other than such encouragement, advice or influence that is consistent with the recommendation of the Company’s board of directors in connection with such matter);

10.1.3

form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of the Cypress Partners and their Affiliated Persons) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in clauses 10.1.1, 10.1.7 or 10.1.9;

10.1.4

present at any annual meeting or any special meeting of the Company’s stockholders any proposal for consideration for action by stockholders, or initiate, propose, submit, encourage or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other person to initiate any stockholder proposal, or seek the removal of any member of the Board or propose any nominee for election to the Board or seek representation on the Board;

10.1.5	[Omitted]
10.1.6

grant any proxy, consent or other authority to vote any Voting Securities of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders or as otherwise expressly permitted by this Agreement) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting, special meeting of stockholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

10.1.7	make any request for stock list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;
10.1.8

make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or that disparages, defames or slanders, the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who is a nominee supported by the Company’s Board of Directors, or who serves on or following the date of this Agreement as an officer or director (in each case in such person’s capacity as such), (A) in any document or report filed with or furnished to the Securities and Exchange Commission (the “SEC”) or any other governmental agency, (B) in any press release or other publicly available format, (C) to any stockholder, analyst, journalist or member of the media (including in a television, radio, internet, newspaper or magazine interview) or (D) in any other public or quasi-public non-judicial forum;

10.1.9	institute, solicit or participate (by encouragement or otherwise) as a party, any litigation, arbitration or other proceeding against the Company, its Affiliated Persons or any of their respective current or former directors or officers in their capacities as such (including derivative actions), other than (A) litigation by the Cypress Parties to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company, its Affiliated Persons or any of their respective current of former directors or officers against the Cypress Parties, and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any person from responding to or complying with a validly issued legal process;

10.1.10

(A) separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization, sale, lease, exchange or other business combination involving the Company or a material amount of the assets or businesses of the Company (an “Extraordinary Transaction”) or actively encourage, initiate or support any other Third Party in any such activity (it being understood that the foregoing shall not restrict any person or entity from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other stockholders of the Company), (B) seek to exercise any control or influence over the management of the Company or the Board of Directors thereof or any of the businesses, operations or policies of the Company, or (C) seek to effect a change in control of the Company;

10.1.11

publicly suggest or announce its willingness or desire to engage in a transaction or group of transactions or have another person engage in a transaction or group of transactions that would constitute or could reasonably be expected to result in an Extraordinary Transaction or take any action that might require the Company to make a public announcement regarding any such Extraordinary Transaction;

10.1.12

initiate, request, induce, encourage or attempt to induce or give encouragement to any other person to initiate any and any proposal or other action seeking to effect an Extraordinary Transaction, or otherwise provide assistance to any person who has made or is contemplating making, or enter into discussions or negotiations with respect to, any proposal or other action seeking to effect an Extraordinary Transaction;

10.1.13

own, purchase or cause to be purchased or otherwise acquire or agree to acquire, whether by purchase, tender or exchange offer, or through the acquisition of control of another person or entity (including by way of merger or consolidation), individually or together with any other Cypress Party or any of the Affiliated Persons of the Cypress Parties, any additional shares of the outstanding Common Stock of the Company, any rights to vote or direct the voting of any additional shares of Company Common Stock (i.e., in excess of the aggregate number of shares held by the Cypress Parties as of the date hereof), or any securities convertible into Company Common Stock except for additional shares acquired by way of stock splits, stock dividends, stock reclassifications or other distributions or offerings made available and, if applicable, exercised on a pro rata basis, to holders of the Company Common Stock generally;

10.1.14	enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 10; or
10.1.15	request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by the Company.
10.2

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company (including without limitation preferred stock, if any) entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

10.3

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise).

10.4	As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.
10.5

Each Cypress Party acknowledges that a breach of this Section 10 would cause irreparable harm to the Company for which monetary damages would be inadequate, and agrees that the Company shall be entitled to seek injunctive relief, including a temporary restraining order and preliminary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other security, in addition to any other remedies available at law or in equity.

11NOTICES AND OTHER COMMUNICATIONS

Any notice or other communication pursuant to this Agreement must be made by email, and a secondary or courtesy copy may also be sent via other means including registered mail (return receipt requested), Federal Express, UPS or DHL (or other nationally recognized courier) and will be effective upon delivery to the listed addresses (“Notice”) set forth on Schedule 11, except for Notices sent by registered mail which will be effective upon the earlier of (1) actual receipt thereof by the designated recipient (i.e., the “Attn:” recipient), if any, following delivery to the listed addresses below or (2) five (5) days after delivery to the listed addresses below. Such notice or communication shall be mailed to the addresses below, or to such other address as each Party shall provide by notice given in accordance herewith. If an e-mail address has been provided, the sending Party must also send a copy of such notice or other communication to such email address and by email to counsel of record for that Party in the litigation.

12GENERAL PROVISIONS

12.1

Choice of Law. The laws of the State of New York, exclusive of conflict of law provisions, shall apply in any controversy or claim arising out of or relating to this Agreement, or the breach thereof (any such dispute, a “Covered Dispute”). THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT EVIDENCES A TRANSACTION INVOLVING NOT LESS THAN TWO HUNDRED FIFTY THOUSAND DOLLARS AND HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ANY COVERED DISPUTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY RULE OF CONFLICTS OF LAW THAT WOULD APPLY THE LAWS OF ANOTHER JURISDICTION.

12.2

Venue; Consent to Jurisdiction. Each party hereby irrevocably and unconditionally (a) consents and submits to the exclusive jurisdiction of the federal and state courts located in the County of New York, State of New York for all Covered Disputes, (b) waives any objection to the laying of venue in any such court, (c) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any party, and (d) agrees that service of process may be made by registered or certified mail, return receipt requested, to the addresses set forth in Section 11 of this Agreement.

12.3

Specific Performance. Each Party acknowledges that money damages may not be a sufficient remedy for a breach of this Agreement and that the non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Party hereby waives, and agrees not to assert, any requirement that the other Party post any bond or other security in connection with any such relief. Notwithstanding anything to the contrary, in litigation regarding any Covered Dispute, the substantive requirements for injunctive relief must be met as a matter of the evidence, the record, and the law in the litigation. No provision herein shall automatically entitle any party to an order granting injunctive relief. For breaches of Section 4.5 (Non-Disparagement) the stipulations set forth in Sections 4.6 and 10.5, respectively, regarding irreparable harm and the inadequacy of monetary damages shall apply and be given full effect notwithstanding the foregoing.

12.4	Suspension of Settlement Installment Payments Upon Non-Compliance.

12.4.1 Suspension Pending Arbitration. If any Cypress Party commits a material breach of a material obligation under this Agreement, and such material breach has caused damages to BNBX (a “Cypress Non-Compliance”), and such alleged Cypress Non-Compliance is not cured within ten (10) business days after the Cypress Parties receive written notice specifying the nature of the alleged breach, the facts on which it is based, and the damages claimed to have resulted (the “Compliance Cure Period”), BNBX may submit the alleged Cypress Non-Compliance to binding arbitration administered by the American Arbitration Association under its Expedited Procedures (or any successor expedited procedures), before a single arbitrator, seated in New York, New York provided that BNBX serves its demand for arbitration no later than ten (10) business days after expiration of the Compliance Cure Period, failing which the notice shall lapse and be of no force or effect. The foregoing notwithstanding, the Parties agree that an alleged Cypress Party breach of Section 10 (Standstill) shall not require any showing of damages. BNBX shall have no right to withhold or suspend any Settlement Installment Payment unless and until the arbitrator issues an award finding that a Cypress Non-Compliance has occurred and remains uncured. For the avoidance of doubt, the pendency of any notice, Compliance Cure Period, or arbitration under this Section shall not excuse or delay any Settlement Installment Payment, and any failure by BNBX to timely make any Settlement Installment Payment before issuance of such an award shall constitute a Payment Default under Section 2.6. In such award, the arbitrator shall also determine (a) whether the Cypress Non-Compliance is capable of being cured, and (b) if curable, a reasonable period, not to exceed sixty (60) days from the date of the award within which the Cypress Non-Compliance must be cured (the “Award Cure Period”). Upon issuance of an award finding an uncured Cypress Non-Compliance, BNBX’s obligation to make further Settlement Installment Payments shall be stayed, effective as of the date of the award, without constituting a default or breach of this Agreement by BNBX. BNBX shall resume Settlement Installment Payments promptly after the Cypress Parties have fully cured the Cypress Non-Compliance within the Award Cure Period, if any. Any dispute as to whether the Cypress Parties have cured the Cypress Non-Compliance within the Award Cure Period shall be resolved by the same arbitrator, who shall retain jurisdiction for that purpose. The prevailing party in any arbitration or proceeding under this Section shall be entitled to recover its reasonable attorneys’ fees and costs.

12.4.2 Discharge of Settlement Installment Payment Obligations for Uncured Cypress Non-Compliance. For any Cypress Non-Compliance that does not constitute a willful breach of Section 4.4 (Covenant Not to Sue) or Section 10 (Standstill), if the arbitrator determines in the award issued under Section 12.4.1 that the Cypress Non-Compliance is not capable of being cured, or if the Cypress Parties fail to cure the Cypress Non-Compliance within the Award Cure Period, BNBX’s obligation to make Settlement Installment Payments from and after the date of the award shall be reduced by the amount of damages determined by the arbitrator in such award, applied first against remaining Installment Payments and then against remaining Private Placement Installment Payments at a per-share value determined by the arbitrator, and BNBX shall pay and issue any remaining balance on the schedule set forth in Sections 2.1 and 3.3.1. For any Cypress Non-Compliance constituting a willful and material breach of Section 4.4 (Covenant Not to Sue) or Section 10 (Standstill), if the arbitrator determines in the award issued under Section 12.4.1 that the Cypress Non-Compliance is not capable of being cured, or if the Cypress Parties fail to cure the Cypress Non-Compliance within the Award Cure Period, BNBX shall have no further obligation to make any Settlement Installment Payments from and after the date of the award issued under Section 12.4.1. Up to two (2) Settlement Installment Payments made by BNBX between the date of BNBX’s demand for arbitration under Section 12.4.1 and the date of that award shall be credited against any amounts thereafter owed by BNBX to the Cypress Parties under this Agreement. No Cypress Party shall have any obligation to refund, return, or disgorge any Settlement Installment Payment, in whole or in part, in cash or in kind, under any circumstances. For the avoidance of doubt, discharge of BNBX’s Settlement Installment Payment obligations under this Section shall not affect any other rights or remedies available to BNBX under this Agreement or at law or in equity, shall not operate to terminate or otherwise impair the continuing validity of the remaining provisions of this Agreement, including without limitation the validity of the releases granted by the Cypress Parties under Section 4, the Covenant Not to Sue under Section 4.4, the Non-Disparagement obligations under Section 4.5, or the Standstill obligations under Section 10, each of which shall remain in full force and effect notwithstanding any such discharge.

12.5

Partial Invalidity. If any provision of this Agreement shall be found or is held to be invalid or unenforceable, the remainder of this Agreement shall be valid and enforceable and the Parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the Parties’ intent in entering into this Agreement.

12.6

Non-Exclusivity of Remedies. Except as otherwise expressly provided herein, no remedy conferred upon any Party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

12.7

Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on any Party unless the same shall have been mutually assented to in writing by all Parties.

12.8

No Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any breach of this Agreement shall be deemed to be a waiver of any subsequent breach.

12.9	Independent Legal Advice. The Parties acknowledge that they have been advised or had the opportunity to be advised by their own independently selected counsel and other advisors in connection with this Agreement and enter into this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws and circumstances material to this Agreement or any provisions thereof, and not in any manner or to any degree based upon any statement or omission by any other Party and/or its counsel.

12.10	Construction. Each Party has cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any Party on the basis of that Party being the drafter.
12.11

Entire Agreement. This Agreement, including the Schedules, constitutes and contains the final, complete and exclusive agreement and understanding among the Parties regarding the subject matter of this Agreement. This Agreement supersedes and replaces all prior negotiations and all written agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is a fully integrated document.

12.12

No Third-Party Beneficiaries. Except as otherwise specified in this Agreement, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.; provided, however, that the Released Entities and Persons (as defined in Section 4.2), are intended third-party beneficiaries of Sections 4.2, 4.3, and 4.4 and shall be entitled to enforce the releases, covenant not to sue, and indemnification obligations set forth therein.

12.13

Fees and Costs. Each Party shall bear their own costs and attorney fees incurred in connection with the negotiation and consummation of this Agreement. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Party hereto, the prevailing party in that action or proceeding shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

12.14

Headings. The headings contained herein have been inserted for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction. In the event of any discrepancy between a section number referenced in the text of this Agreement and the actual numbering or placement of the corresponding provision, the parties’ intent as reflected in the substantive text of the referenced provision shall control over the numerical reference.

12.15	Incorporation of Whereas Clauses. The “WHEREAS” recitals at the beginning of this Agreement are incorporated herein in their entirety as if restated here in full and made a part of this Agreement.
12.16	Execution in Separate Counterparts. The Parties acknowledge that this Agreement may be executed by the Parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument.

12.17

Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

BY EXECUTING THIS AGREEMENT, EACH OF THE PARTIES AND EACH ADDITIONAL SIGNATORY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND PROVISIONS. For convenience, this Agreement may be executed by signatures transmitted by PDF or other electronic means. This Agreement shall not be deemed signed by any signing Party unless and until the attorneys for the Parties have exchanged between counsel of record fully-executed versions of this Agreement

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PARTY SIGNATURES

BNB PLUS CORP.

By:
Name:
Title:
Date:

CYPRESS MANAGEMENT LLC

By:
Name:
Title:
Date:

CYPRESS LLC

By:
Name:
Title:
Date:

PATRICK HORSMAN

Signature:
Date:

JOSHUA KRUEGER

Signature:
Date:

JR PASCH

Signature:
Date:

SCHEDULE 2.2

Designated Representative for Cypress Parties: JR Pasch

Designated Representative for BNB Plus: Beth Jantzen, CFO

Schedule 3.2

Reference is made to that certain Series E-1 Common Stock Purchase Warrant, issued by Applied DNA Sciences, Inc. (predecessor to BNB Plus Corp.) to Cypress Management, LLC on October 3, 2025, evidencing the right to purchase up to 1,986,634 shares of Common Stock (the “Advisory Warrant”). Capitalized terms used but not defined in this Schedule 3.2 have the meanings given to them in the Advisory Warrant or the Termination Agreement (as defined below), as the context requires.

Effective as of the Termination Date, and in consideration of the transactions contemplated by the Agreement to which this Schedule is attached (the “Termination Agreement”), the Advisory Warrant is hereby amended, as to the 1,291,312 Warrant Shares remaining after giving effect to the rescission of 695,322 Warrant Shares pursuant to Section 3.1 of the Termination Agreement (such remaining Warrant Shares, the “Modified Warrant” as follows:

1.	Complete Waiver of Fundamental Transaction Rights. Section 3(d) (Fundamental Transaction) of the Modified Warrant is hereby deleted in its entirety and replaced with the following:

“(d) Fundamental Transaction. Notwithstanding anything to the contrary contained in this Warrant or elsewhere, the Holder hereby irrevocably and unconditionally waives any and all rights it may have under this Warrant, at law, in equity, or otherwise, in connection with or arising out of any Fundamental Transaction, including without limitation (i) any right to receive Alternate Consideration, (ii) any right to require the Company or any successor entity in a Fundamental Transaction in which the Company is not the survivor (“Successor Entity”) to purchase this Warrant for cash at the Black Scholes Value or otherwise, (iii) any right to receive the same type or form of consideration being offered to holders of Common Stock in connection with a Fundamental Transaction, (iv) any number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation and (v) any right to require any Successor Entity to assume the Company’s obligations under this Warrant. For the avoidance of doubt, upon the consummation of a Fundamental Transaction, this Warrant shall remain outstanding in accordance with its terms (as amended hereby) solely to the extent the surviving or acquiring entity elects, in its sole discretion, to assume, continue, or substitute this Warrant, and the Holder shall have no right to compel any such assumption, continuation, or substitution. If this Warrant is not so assumed, continued, or substituted, it shall terminate and be of no further force or effect immediately prior to the consummation of the Fundamental Transaction, without any payment or other consideration due to the Holder on account thereof. For purposes hereof “Fundamental Transaction” means (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, provided, however that the sale by the Company of any Subsidiary, other than a Material Subsidiary, does not constitute a Fundamental Transaction, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Company, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person, including such Person’s Attribution Parties, whereby such other Person (including such Person’s Attribution Parties) acquires greater than 50% of the outstanding shares of Common Stock or greater than 50% of the voting power of the common equity of the Company. For purposes hereof, “Alternate Consideration” means any additional consideration receivable as a result of the Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction.”

2.	No Other Changes. Except as expressly modified by this Schedule 3.2, the Modified Warrant remains in full force and effect in accordance with its original terms.
3.

Amendment; Binding Effect. This Schedule 3.2 constitutes a written amendment to the Modified Warrant executed by the Company and the Holder in accordance with Section 5(l) (Amendment) thereof, and is binding on the Holder and its successors and permitted assigns. In its sole discretion, the Company may impose legend requirements or issue instructions to the transfer agent with respect to the Modified Warrant to provide notice of the amendments effected hereby.

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Signature Page to Schedule 3.2

BNB PLUS CORP.

By:
Name:
Title:
Date:

CYPRESS MANAGEMENT LLC

By:
Name:
Title:
Date:

SCHEDULE 11

Notices

For BNB Plus Corp.:	Clay D. Shorrock President and CEO 25 Health Sciences Drive Stony Brook, NY 11790 clay.shorrock@bnb.plus

For the Cypress Parties:	JR Pasch Cypress Management LLC 2067 Calle Espana, no 4 San Juan, Suan Juan 00911 PR jp@buildandbuild.co